STORAGE ALLIANCE

web: storagealliance.com / email: info@storagealliance.com

April 29, 2002

Mr. Todd Chuckry
Co-Chair, Managing Director,
International Datashare Corporation
1223 - 31st Avenue N.E.
Calgary, Alberta T2E 7W1

Dear Todd:

Storage Alliance appreciates the opportunity to host IDC's GEOCartaTM application and associated data, for presentation to your clients. We will provide you with a mutual exclusivity commitment that confirms we will not host a competitive geological, browse and mapping application (specifically IHS Accumap or Divestco's GEOVista or GeoScout) for a period of 12 months, expiring April 29, 2003, nor will IDC host GEOCarta at another service provider for the same period. A specific exception to this agreement is our existing pilot project and client relationship with Conoco, as well as our DRP and web based prospect generation solutions.

This exclusivity will also be conditional to milestones on install base to be mutually determined within the first 30 days of deployment of the GEOCartaTM application at Storage Alliance (including log file loads). Additionally, this exclusivity agreement may be extended or renegotiated only with the expressed mutual agreement of both parties (Storage Alliance Inc. International Datashare Corporation).

Our objective is to create the framework for a winning market formula that combines IDCs superior product and resources with Storage Alliances best of breed infrastructure and web enabled workbench environment. Together with IDC, we look forward to delivering an industry leading solution.

We will also support a press release on this exclusive arrangement, conditional to the opportunity to review ahead of release.

You may count on the entire Storage Alliance teams commitment to making this venture a successful partnership.

Your signature below indicated acceptance of this agreement.

Yours truly, Agreed and accepted

/s/ Jeff Ascah /s/ Todd Chuckry May 1/02

Jeff Ascah Todd Chuckry
President, Storage Alliance Inc. IDC Date

STORAGE ALLIANCE INC. / 725, 435 - FOURTH AVENUE SW / CALGARY, ALBERTA T2P 3A8 ; PHONE: (403) 264-2500 / FAX: (403) 262-0276